EXHIBIT 12.1.1

Statement of Computation of Ratio of Earnings to Fixed Charges

                                                        Three Months                       YEAR ENDED DECEMBER 31,
                                                       Ended March 31,  -----------------------------------------------------------
                                                             2004          2003        2002        2001        2000          1999
                                                       --------------   ---------   ---------   ---------   ----------    ---------
Determination of earnings:
Income (loss) before income taxes                         $  11,769     $  43,189   $  22,725   $  15,287   $  (10,847)   $  (7,784)
Fixed charges                                                 1,043         3,700         691       1,314        1,806        1,073
                                                          ---------     ---------   ---------   ---------   ----------    ---------
Total earnings, as defined                                $  12,812     $  46,889   $  23,416   $  16,601   $   (9,041)   $  (6,711)

Fixed charges:
   Interest expense                                       $     648     $   2,024   $      40   $     646   $    1,277    $     712
   Amortization of debt issuance costs                          223           700          --          39           55           42
   Lease rental expense representative of interest (1)          172           976         651         629          474          319
   Preferred stock dividends                                     --            --          --          --           --           --
                                                          ---------     ---------   ---------   ---------   ----------    ---------
Total fixed charges                                       $   1,043     $   3,700   $     691   $   1,314   $    1,806    $   1,073

Ratio of earnings to fixed charges                             12.3          12.7        33.9        12.6          N/A          N/A
Deficiency of earnings available to cover fixed charges         N/A           N/A         N/A         N/A   $   10,847    $   7,784


(1) Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.